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EXHIBIT 4

                                        AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made this ___th day of May, 1999, between Kobren Conservative Allocation Fund (the "Acquired Fund") and Kobren Moderate Growth Fund (the "Acquiring Fund"), each of which is a series of Kobren Insight Funds, a Massachusetts business trust (the "Trust").

1.       Plan of Reorganization and Liquidation

(a) The Acquired Fund shall assign, sell, convey, transfer and deliver to the Acquiring Fund at the Closing provided for in Section 2 (the "Closing") all of its then existing assets of every kind and nature. In consideration therefor, the Acquiring Fund agrees that at the Closing (i) the Acquiring Fund shall assume all of the Acquired Fund's obligations and liabilities then existing, whether absolute, accrued, contingent or otherwise, including all unpaid fees and expenses of the Acquired Fund in connection with the transactions contemplated hereby and (ii) the Acquiring Fund shall issue and deliver to the Acquired full and fractional shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") that have an aggregate net asset value equal to the value of the assets transferred to the Acquiring Fund by the Acquired Fund, less the liabilities of Acquired Fund assumed by Acquiring Fund.

         (b)      Upon  consummation of the transactions  described in paragraph
                  (a) of this Section 1, the Acquired Fund shall distribute in complete liquidation pro rata to its shareholders of record as of the Closing Date the Acquiring Fund Shares received by the Acquired Fund. This distribution shall be accomplished by establishing an account on the share record books of the Acquiring Fund in the name of each shareholder an amount of full and fractional Acquiring Fund Shares equal to the amount of shares of the Acquired Fund owned of record by the shareholder at the Closing Date.

         (c) As promptly as practicable after the above liquidation of the Acquired Fund, the legal existence of the Acquired Fund shall be terminated.

2. Closing and Closing Date. The Closing shall occur as of the close of business on May ___, 1999 or at such other time and date as the parties may mutually agree (the "Closing Date").

3. Conditions Precedent. The obligations of the Acquired Fund and the Acquiring Fund to effect the transactions contemplated hereunder (the "Reorganization") shall be subject to the satisfaction of each of the following conditions:



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Kobren Insight Funds
May 7, 1999
Page 1
         (a) All such filings shall have been made with, and all such authorizations and orders shall have been received from, the Securities and Exchange Commission (the "SEC") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement.

(b) Each party shall have received an opinion of counsel substantially to the effect that for federal income tax purposes: (1) the acquisition of the assets of the Acquired Fund by the Acquiring Fund in exchange for Acquiring Fund's assumption of Acquired Fund's liabilities and Acquiring Fund's issuance of Acquiring Fund Shares to the Acquired Fund, the distribution of such Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, and the termination of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; (2) no gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the distribution by the Acquired Fund of such Acquiring Fund Shares to the shareholders of the Acquired Fund; (3) no gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund; (4) the tax basis of the Acquiring Fund in the assets received from the Acquired Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer of such assets to the Acquiring Fund; (5) the Acquiring Fund's tax holding period for the assets acquired from the Acquired Fund will include, in each instance, the Acquired Fund's tax holding period for those assets; (6) no gain or loss will be recognized by the Acquired Fund's shareholders upon the exchange of their shares of the Acquired Fund solely for Acquiring Fund Shares as part of the reorganization; (7) the tax basis of the Acquiring Fund Shares received by the Acquired Fund's shareholders in the transaction will be, for each shareholder, the same as the tax basis of the shares of the Acquired Fund exchanged therefor; and (8) the tax holding period of the Acquiring Fund Shares received by the Acquired Fund's shareholders will include, for each shareholder, the shareholder's tax holding period for the shares of the Acquired Fund surrendered in exchange therefor, provided that the surrendered shares were held as capital assets in the hands of the Acquired Fund's shareholders on the date of the exchange. The opinion may cover any additional matters deemed material by such counsel. At any time prior to the Closing, any of the foregoing conditions may be waived by the Trustees of the Trust if in their judgment, the waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund or Acquiring Fund.

4. Amendment. This Agreement may be amended at any time by action of the Trustees of the Trust, provided that no amendment shall have a material adverse effect on the interests of the shareholders of the Acquired Fund or Acquiring Fund.

5. Termination. The Trustees of the Trust may terminate this Agreement and abandon the Reorganization at any time prior to the Closing, if circumstances should develop that, in their judgment, make proceeding with the Reorganization inadvisable.

This Agreement shall be executed in any number of counterparts each of which shall be deemed to be an original, but all counterparts together shall constitute only one instrument.

         IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.


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                                            KOBREN INSIGHT FUNDS on behalf of
                                            Kobren Conservative Allocation Fund


Attest:  _____________________
           By:                                By: ___________________________
           Its:  Secretary                       Name:
                                      Its:
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                                            KOBREN INSIGHT FUNDS on behalf of
                                            Kobren Moderate Growth Fund



Attest:  _____________________              By: ___________________________
           By:                                   Name:
           Its:  Secretary                       Its:
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